                                 EXHIBIT 10.22

                               TABLE OF CONTENTS

SECTION 1 -- DEFINITIONS. . . . . . . . . . . . . . .  . . . . . . . . . . . .   1

        1.1.    Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.2.    Other Definitional Provisions. . . . . . . . . . . . . . . . .  10

SECTION 2 -- LENDING ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . .   10

        2.1.    Revolving Credit Advances. . . . . . . . . . . . . . . . . . .  10
        2.2.    Commitment Fee. . . . . . . . . . . . . . . . . . . . . . . .   11
        2.3.    Termination or Reduction of Commitment. . . . . . . . . . . .   11
        2.4.    Term Loan. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        2.5.    Term Loan Fee. . . . . . . . . . . . . . . . . . . . . . . . .  12
        2.6.    Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .   12
        2.7.    Interest Options. . . . . . . . . . . . . . . . . . . . . . .   13
        2.8.    Interest Rates. . . . . . . . . . . . . . . . . . . . . . . .   13
        2.9.    Requests for Loans and Conversions. . . . . . . . . .. . . . .  14
        2.10.   Interest Periods. . . . . . . . . . . . . . . . . . . . . . .   15
        2.11    Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . .   16
        2.12.   Illegality; Indemnity; Additional Costs. . . . . . . . . . . .  16

SECTION 3 -- REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . .  17

        3.1.    Financial Condition. . . . . . . . . . . . . . . . . . . . . .  17
        3.2.    No Change. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        3.3.    Corporate Existence; Compliance with Law. . . . . . . . . . .   18
        3.4.    Corporate Power and Authority. . . . . . . . . . . . . . . . .  18
        3.5.    Enforceable Obligations. . . . . . . . . . . . . . . . . . . .  18
        3.6.    No Legal Bar. . . . . . . . . . . . . . . . . . . . . . . . .   18
        3.7.    No Default, Proceedings or Litigation. . . . . . . . . . . . .  18
        3.8.    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        3.9.    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  19
        3.10.   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        3.11.   Investment Company Act. . . . . . . . . . . . . . . . . . . .   20
        3.12.   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .   20
        3.13.   Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

SECTION 4 -- CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . .    20

        4.1.    Conditions to Initial Loan. . . . . . . . . . . . . . . . .     20
        4.2.    Conditions to All Loans. . . . . . . . . . . . . . . . . . .    20

SECTION 5 -- AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .     21

        5.1.    Financial Statements . . . . . . . . . . . . . . . . . . . .    21
        5.2.    Certificates. . . . . . . . . . . . . . . . . . . . . . . . .   22
        5.3.    Other Reports. . . . . . . . . . . . . . . . . . . . . . . .    22
        5.4.    Payment of Obligations. . . . . . . . . . . . . . . . . . . .   22



        5.5.    Maintenance of Existence. . . . . . . . . . . . . . . . . . .   23
        5.6     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .    23
        5.7.    Books and Records. . . . . . . . . . . . . . . . . . . . . .    23
        5.8.    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .    23
        5.9.    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

SECTION 6 -- NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . .    25

        6.1.    Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
        6.2.    Fundamental Changes. . . . . . . . . . . . . . . . . . . . .    25
        6.3     Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . .   26
        6.4     Cash Flow Ratio. . . . . . . . . . . . . . . . . . . . . . .    26
        6.5.    Current Ratio. . . . . . . . . . . . . . . . . . . . . . . .    26
        6.6.    Tangible Net Worth. . . . . . . . . . . . . . . . . . . . . .   26
        6.7.    Net Quick Assets. . . . . . . . . . . . . . . . . . . . . . .   26
        6.8.    Working Capital. . . . . . . . . . . . . . . . . . . . . . .    26

SECTION 7 -- DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

        7.1.    Events of Default. . . . . . . . . . . . . . . . . . . . . . .  26
        7.2.    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .   27

SECTION 8 -- MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        8.1.    Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . 28
        8.2.    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.3.    No Waiver: Cumulative Remedies. . . . . . . . . . . . . . . . . 29
        8.4.    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
        8.5.    Payment of Expenses and Taxes. . . . . . . . . . . . . . .  . . 29
        8.6.    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.7.    Right of Setoff. . . . . . . . . . . . . . . . . . . . . . . .  30
        8.8.    Successors and Assigns. . . . . . . . . . . . . . . . . . . . . 30
        8.9.    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 30
        8.10.   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 30
        8.11.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  31
        8.12.   Acknowledgements and Admissions. . . . . . . . . . . . .  . . . 31
        8.13.   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 32
        8.14.   Waiver of Jury Trial; Punitive Damages. . . . . . . . . . . . . 32


 AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

       This AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT ("Agreement"), dated as of the 30th day of September, 1993, is by and between COMMERCE BANK OF ST. LOUIS, NATIONAL ASSOCIATION, (the "Bank") and BIOCRAFT LABORATORIES, INC., a Delaware corporation (the "Company"), and amends and replaces that certain Revolving Credit and Term Loan Agreement dated as of March 27, 1991, between Company and Commerce Bank of Kansas City, N.A., as assigned to Bank on April 6, 1993, and as amended by Amendments dated July 1, 1992, March 26, 1993, August 1, 1993, and September 1, 1993, (the "Prior Agreement").

                             SECTION 1 - DEFINITIONS

       1.1. Defined Terms. As used in this Agreement, the following terms have
            -------------
the following meanings:

       "Accounts Receivable": any account of the Company or any Subsidiary and
        -------------------
       any other right of the Company or any Subsidiary to payment for goods sold or leased or for services rendered, and whether or not yet earned by performance, which would properly be classified as accounts receivable on the consolidated balance sheet of the Company and its Subsidiaries.


       "Adjusted CD Rate": a rate per annum (rounded upwards, if necessary, to
        ----------------
       the nearest one-eighth of one percent (1/8 of 1%)) determined in accordance with the following formula:

       Adjusted CD Rate =

                     CD Rate                     + Assessment Rate
           ----------------------------
           100% - CD Reserve Percentage


       "Adjusted LIBOR": a rate per annum (rounded upwards, if necessary, to the
        --------------
       nearest one-eighth of one percent (1/8 of 1%)) determined in accordance with the following formula:

       Adjusted LIBOR =

                         LIBOR
             -------------------------------
             100% - LIBOR Reserve Percentage

       "Advance": defined in Section 2.1.
        -------
       "Assessment Rate": the annual Assessment Rate (rounded upward, if
        ---------------
       necessary, to the nearest one-hundredth of one percent (1/100 of 1%)) imposed by the Federal Deposit Insurance Corporation for insuring the Bank's liability for time deposits, as in effect from time to time. The Bank agrees to give the Company prompt notice of each change in the Assessment Rate.

       "Bank": Commerce Bank of St. Louis, National Association and its
        ----
       successors and assigns.

       "Business Day": any day other than a Saturday, Sunday, or other day on
        ------------
       which banking institutions in St. Louis, Missouri are authorized or required by law to close.

       "Cash and Cash Equivalents":
        -------------------------

            (i) cash and

            (ii) any investment that satisfies the definition of "cash equivalents" under GAAP.

       "Cash Flow Ratio": the ratio of Operating Cash Flow to Required Cash
        ---------------
       Uses.

       "CD Rate": with respect to each Interest Period for a CD Rate Loan, the
        -------
       bid rate quoted in the secondary market at approximately 10:00 a.m. (St. Louis, Missouri time) on the first day of such Interest Period as determined by the Bank via transmission by computer network by Knight-Ridder, Inc. or Telerate, Inc. (or such other service as the Bank shall determine to be appropriate) for the purchase at face value of U.S. dollar certificates of deposit in an amount equal to the CD Rate Loan to be outstanding and having a maturity approximately equal to such Interest Period. Each determination of the CD Rate made by the Bank in accordance with this paragraph shall be conclusive and binding except in the case of manifest error.

       "CD Reserve Percentage": the rate (as determined by the Bank) of the
        ---------------------
       maximum reserve requirement (including, without limitation, any supplemental, marginal and emergency reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) from time to time on the Bank's non-personal time deposits having a maturity equal to the applicable Interest Period and in an amount equal to the applicable CD Rate Loan, subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. The Adjusted CD Rate shall automatically be adjusted as of the date of any change in the CD Reserve Percentage and the Bank agrees to give the Company prompt notice of each change in the CD Reserve Percentage and the corresponding adjustment to the Adjusted CD Rate.

       "Code": The Internal Revenue Code of 1986, as amended from time to time.
        ----

       "Commitment": Defined in Section 2.1.
        ----------

       "Commitment Fee": Defined in Section 2.2.
        --------------

       "Commitment Period": Defined in Section 2.1.
        -----------------

       "Company": Biocraft Laboratories, Inc. and its successors and assigns.
        -------

       "Consolidated Current Assets": the current assets of the Company and its
        ---------------------------
       Subsidiaries determined on a consolidated basis in conformity with GAAP.

       "Consolidated Current Liabilities": the current liabilities of the
        --------------------------------
       Company and its Subsidiaries plus those current liabilities of any person which are guaranteed by the Company or any Subsidiary determined on a consolidated basis in conformity with GAAP.

       "Consolidated Total Liabilities": the aggregate of all items which would
        ------------------------------
       properly be classified as liabilities on the consolidated balance sheet of the Company and its Subsidiaries.

       "Consolidated Quick Assets": the sum of Cash and Cash Equivalents plus
        -------------------------                                        ----
       Marketable Securities plus Accounts Receivable of the Company and its
                             ----
       Subsidiaries determined on a consolidated basis in conformity with GAAP.

       "Contractual Obligation": as to any Person, any provision of any security
        ----------------------
       issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

       "ERISA": The Employee Retirement Income Security Act of 1974, as amended
        -----
        from time to time.

       "ERISA Affiliate": each trade or business (whether or not incorporated)
        ---------------
       which together with the Company or a Subsidiary would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

       "Event of Default": any of the events specified in Section 7, provided
        ----------------
       that and requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

       "GAAP": generally accepted accounting principles in the United States of
        ----
       America in effect on the date of this Agreement and any amendments or additions to which Bank may agree in writing, which agreement may not unreasonably be withheld.

       "Governmental Authority": any nation or government, any state or other
        ---------------------
       political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

       "Indebtedness":
        ------------

           (i) all indebtedness for borrowed money or for the deferred purchase price of property or services;

           (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments;

           (iii) all direct or indirect guaranties in respect of, and all obligations or undertakings otherwise to assure a credit against loss in respect of, indebtedness of another for borrowed money or for the deferred purchase price of property or services;

           (iv) any obligation for borrowed money which is non-recourse but which is secured by assets;

           (v) all obligations under capital leases secured or unsecured;
           and

           (vi) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; provided, however, that "Indebtedness" shall not include the indebtedness or guaranties on customary trade terms owing to trade creditors in the ordinary course of business, and no amount shall be included more than once in the aggregate of the above described amounts.

       "Interest Payment Date": the last Business Day of each calendar month,
        ---------------------
       commencing with the first such date to occur after the date of the Revolving Credit Note.

       "Interest Period":
        ---------------

           (i) the period applicable to each CD Rate Loan, which shall be thirty
           (30), sixty (60), ninety (90), or one hundred eighty (180) days, as selected by the Company in accordance with Subsection 2.9, and

          (ii) the period applicable to each LIBOR Loan, which shall be one (1), two (2), three (3), or six (6) months, as selected by the Company in accordance with Subsection 2.9.

       "LIBOR": with respect to each Interest Period for a LIBOR Loan, the rate
        -----
       per annum determined by the Bank to be the rate at which deposits in U.S. Dollars are offered to the Bank by other leading banks in the London interbank market at approximately 11:00 a.m. (London time) two Business days prior to the first day of such Interest Period, in the approximate amount of such LIBOR Loan and having a term approximately equal to such Interest Period.

       "LIBOR Reserve Percentage": the rate (as determined by the Bank) of the
        ------------------------
       maximum reserve requirement (including, without limitation, any supplemental, marginal and emergency reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) from time to time on "Eurocurrency liabilities," as such term is defined in Regulation D of such Board of Governors or, if such regulation or definition of Eurocurrency liabilities is modified, and as long as member banks may be required to maintain reserves against a category of liabilities which includes Eurodollar deposits or a category of assets which includes LIBOR Loans, the rate at which reserves are required to be maintained on such category. The Adjusted LIBOR shall automatically be adjusted as of the date of any change in the LIBOR Reserve Percentage and the Bank agrees to give the Company prompt notice of each such adjustment.

       "Lien": any mortgage, deed of trust, pledge, hypothecation, assignment,
        ----
       deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

       "Loans": Defined in Section 2.4.
        -----
       "Margin": The percentage (expressed in basis points) which, when added to
        ------
       the CD Rate, LIBOR, Prime Rate, or Treasury Rate, will establish the rate of interest on the Loans. The applicable Margin is a function of Company's financial performance, and shall be determined in accordance with the following grid:


                                             LEVERAGE RATIO

                            1.0 to 1.14:1  .9 to .99:1  .75 to .89:1  .60 to .74:1   Less than .60:1
                            -------------  -----------  ------------  ------------   ---------------
MODIFIED CASH FLOW RATIO
       1.4 to 2.0:1            A               B            D              E               F

       2.01 to 2.75:1          B               C            D              E            G or F

    GREATER THAN
       2.75:1                  C               D            E              F            G or F


             (All calculations to be rounded to nearest hundredth)


     Prime Plus  CD Rate Plus  LIBOR Plus  Treasury Rate Plus

A=     50 b.p.     200 b.p.      200 b.p.      200 b.p.
B=      0          175 b.p.      175 b.p.      200 b.p.
C=      0          150 b.p.      150 b.p.      150 b.p.
D=      0          130 b.p.      130 b.p.      150 b.p.
E=      0           90 b.p.       90 b.p.      125 b.p.
F=      0           80 b.p.       80 b.p.      125 b.p.
G=      0           75 b.p.       75 b.p.      125 b.p.


Margin "G" shall be applicable only during such period as Company's Tangible Net Worth is equal to or greater than $120 Million, otherwise Margin "F" shall apply.


       The Margin shall be adjusted on the sixtieth (60th) day after the end of the first three (3) quarterly periods of Company's fiscal year and the one hundredth (lOOth) day after Company's fiscal year end, each an "Adjustment Date." Changes in the Margin shall apply to all outstanding Loans on the Adjustment Date until the next Adjustment Date.

       "Marketable Securities": any stock, shares, voting trust certificates,
        ---------------------
       bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing which can readily be bought and sold and would properly be classified as Marketable Securities on the consolidated balance sheet of the Company and its Subsidiaries.

       "Modified Cash Flow Ratio": the ratio of Operating Cash Flow
        ------------------------
       to Modified Required Cash Uses as determined at the end of each fiscal quarter.

       "Modified Required Cash Uses": Required Cash Uses minus:
        ---------------------------

            (i) all cash dividends paid by the Company and its Subsidiaries during such period which are not automatically reinvested in Company common stock pursuant to a dividend reinvestment program; and

            (ii) all cash paid in accordance with the settlement agreement entered into in March, 1990, with respect to that certain patent infringement lawsuit involving the drug Cefadroxil Monohydrate.

       "Multiemployer Plan": a Plan which is a multiemployer plan as
        ------------------
       defined in Section 4001(a)(3) of ERISA.

       "Net Income": for a Person, for a particular period, the net
        ----------
       income (deficit), if any, of such Person for such period as determined in accordance with GAAP.

       "Notes": the collective reference to the Revolving Credit
        -----
       Note and the Term Note; one of the Notes, a "Note".
                                                    ----

       "Operating Cash Flow": the consolidated net income of the Company and its
        -------------------
       Subsidiaries after all income taxes paid by the Company and its Subsidiaries during such period without giving effect to any gain or loss attributable to either the extinguishment of indebtedness or the sale, exchange or other disposition of capital assets not made in the ordinary course of business, plus, but only to the extent such items shall have
                           ----
       been deducted in determining such net income after all such taxes, the sum of:

            (i) all interest paid or accrued during such period on Indebtedness, including, without limitation, interest which is imputed under capital leases;

            (ii) federal, state and local taxes; and

            (iii) depreciation and amortization of assets and other non-cash charges.

       "PBGC": the Pension Benefit Guaranty Corporation established
        ----
       pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

       "Person": an individual, partnership, corporation, business trust, joint
        ------
       stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

       "Plan": any pension plan which is covered by Title IV of ERISA and in
        ----
       respect of which the Company or any of its Subsidiaries is an "employer" as defined in Section 3(5) of ERISA.

       "Prior Agreement": defined in preamble.
        ---------------
       "Prime Rate": the rate of interest publicly announced by the Bank at its
        ----------
       principal office from time to time as its prime rate, without any representation being made that such rate is the lowest, the best or a favored rate of interest.

       "Reportable Event": any of the events set forth in Section
        ----------------
       4043(b) of ERISA or the regulations thereunder.

       "Required Cash Uses": for any period, the sum of:
        ------------------
            (i) all current federal, state and local income tax expense for such period; and

            (ii) the aggregate of the payments actually made in respect of principal and interest on outstanding Indebtedness of the Company and its Subsidiaries during such period; and

            (iii) all cash dividends paid by the Company and its Subsidiaries during such period which are not reinvested in Company common stock pursuant to a dividend reinvestment program; and

            (iv) all cash paid in accordance with the settlement agreement entered into in March, 1990, with respect to that certain patent infringement lawsuit involving the drug Cefadroxil Monohydrate.

       "Requirement of Law": as to any Person, the certificate of incorporation
        ------------------
       and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or any interpretation thereof, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

       "Revolving Credit Note": the Revolving Credit Note,
        ---------------------
       substantially in the form of Exhibit "A," to be executed and delivered by the Company to the Bank.

       "Single Employer Plan": any Plan which is not a Multiemployer
        --------------------
       Plan.

       "Subsidiary":
        ----------

            (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company,

            (ii) any partnership, association, joint venture, trust or other entity in which the Company has more than a fifty percent (50%) equity or beneficial interest at the time, or

            (iii) any entity whose net earnings or portions thereof would properly be included and consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes; provided, however, that the term "Subsidiary"
                                --------  -------
            shall not include any entity that is not reflected on the balance sheet of the Company due to inactivity and lack of material assets and liabilities.

       "Tangible Net Worth": at any time, the excess of
        ------------------
            (i) the consolidated net book value of assets of the Company and its Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other such intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over

            (ii) the consolidated liabilities of the Company and its Subsidiaries (including tax and other proper accruals).

       "Term Loan": Defined in Section 2.4.
        ---------

       "Term Loan Fee": Defined in Section 2.5.
        -------------

       "Term Note": any Term Note, substantially in the form of Exhibit "B," to
        ---------
       be executed and delivered by the Company to the Bank.

       "Termination Date": Defined in Section 2.1.
        ----------------

       "Treasury Rate": the per annum interest rate as of the date
        -------------
       of the Term Loan for the most recent auction of direct obligations of the United States having a term to maturity approximately equal to the Term Loan.

       "Working Capital": Consolidated Current Assets less
        ---------------                               ----
       Consolidated Current Liabilities.

       1.2. Other Definitional Provisions.
            ------------------------------
       (a) Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto.

       (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Subsection 1.1, and accounting terms partly defined in Subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

       (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                         SECTION 2 - LENDING AGREEMENT

       2.1. Revolving Credit Advances. The Bank agrees, on the terms and subject
            -------------------------
to the conditions hereinafter set forth, to make revolving credit loans (each, an "Advance") to the Company, from time to time during the period commencing on
    -------
the date hereof to but not including September 2, 1995, (the "Termination Date";
                                                              ----------------
such period, the "Commitment Period"), at such times and in such amounts, up to
                  -----------------
U.S. Ten Million Dollars ($10,000,000) less the sum of

       (i) the principal balance payable to Commerce Bank, N.A. in conjunction with the State of Missouri "MoBucks" program,

       (ii) the aggregate of all outstanding Letters of Credit issued on behalf of the Company by Bank, and

       (iii) twenty percent (20%) times the U.S. Dollar equivalent of the aggregate outstanding amount of foreign exchange contracts pending settlement at any time outstanding

(the "Commitment"), as the Company shall request. The Advances shall not exceed,
      ----------
in aggregate principal amount at any one time outstanding, the Commitment. During the Commitment Period the Company may borrow, repay and reborrow hereunder. Each Advance to the Company shall be in the amount of not less than Five Hundred Thousand Dollars ($5OO,OOO). Advances made by the Bank shall be evidenced by the Revolving Credit Note. The Advances shall be payable as to principal on the Termination Date. The initial Advance(s) shall be used to retire all loans existing under the Prior Agreement. Any prepayments resulting therefrom shall be without penalty and the maturity(ies) of the initial Advance(s) shall correspond to the remaining term of the interest periods of any prepaid advance(s). This provision shall apply only to prepayments made on the effective date of this Agreement and shall not alter the effect of Section 2.11 with respect to any subsequent prepayments.

       2.2. Commitment Fee. The Company agrees to pay the Bank a commitment fee
            --------------
(the "Commitment Fee") for the Commitment Period in an amount equal to one fourth of one percent (1/4%) per annum on the average daily unused amount of the Bank's Commitment for each calendar quarter. The Commitment Fee shall be payable in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date of this Agreement, and on the Termination Date.

       2.3. Termination or Reduction of Commitment.
            --------------------------------------
       (a) Unless sooner terminated under Section 7 or paragraph (b) of this Subsection 2.3, the Commitment shall terminate and the principal balance outstanding and accrued interest under the Revolving Credit Note and all other fees and sums owing thereunder shall be due and payable in full on the Termination Date.

       (b) The Company may request an extension of the Termination Date for one
       (1) year by sending a written request to Bank not later than July 15, 1994, and each successive anniversary thereof, nor earlier than June 1, 1994, and each successive anniversary thereof. On or before August 15 next following Bank's receipt of such request, Bank shall advise Company whether Bank has agreed, in its sole discretion, to extend the Termination Date. If so agreed by Bank, the Termination Date shall mean September 1, 1996, or each successive anniversary thereof, and the Commitment Period shall be extended accordingly. If, after receipt of a timely request for an extension, Bank fails to advise Company of Bank's decision on or before August 15th next, the Termination Date shall be automatically extended for three (3) calendar months. If Bank's failure to respond continues beyond the 15th day of any third calendar month thereafter, the Termination Date shall likewise be extended for additional three (3) month periods for each such failure.

       (c) The Company shall have the right at any time or from time to time to terminate the unused Commitment or reduce the Commitment in the minimum amount of Five Hundred Thousand Dollars ($500,000) upon three (3) Business Days notice to the Bank.

       2.4. Term Loan. The Bank agrees, on the terms and subject to the
            ---------
conditions hereinafter set forth, from time to time either during the Commitment Period or on the Termination Date, to make not more than three (3) term loans (each, a "Term Loan"; the Advances and the Term Loan(s), collectively, the
          ---------
"Loans") to the Company, each in an amount requested by the Company. If any Term
 -----
Loan is made during the Commitment Period, the principal amount thereof shall not exceed the Bank's Commitment, as then in effect, less the principal balance
                                                     ----
of all Loans to remain outstanding immediately following the making of such Term Loan. If any Term Loan is made on the Termination Date, then, concurrently with and as a condition to making such Term Loan, the Company shall pay all outstanding Advances in full, including accrued interest, and any Commitment Fee and the principal amount of such Term Loan shall not exceed the Bank's Commitment as in effect on the last day of the Commitment Period, less the
                                                                  ----
principal balance of all Term Loans to remain outstanding immediately following the making of such Term Loan. Each Term Loan shall be evidenced by a respective Term Note. Each Term Note shall be payable as to principal in equal consecutive monthly installments commencing one month following the date of issuance, based on a thirty-six (36) month amortization schedule but with a final payment of all sums then outstanding due and payable on the second day of the fourth month next following the Termination Date.

       2.5. Term Loan Fee. The Company agrees to pay the Bank a Term Loan Fee in
            -------------
the amount of $5,000 for each Term Loan made by Bank, payable on the date of each Term Loan.

       2.6. Payments. Except as otherwise specifically provided herein, all
            --------
payments due under this Agreement or under the Notes shall be made to the Bank not later than 12:00 noon (St. Louis, Missouri time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Bank's principal office. In addition to the foregoing, the Bank shall be authorized from time to time to debit any account of the Company maintained with the Bank in an amount equal to all or any part of any amount due by the Company to the Bank hereunder or under any Note. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (except as provided in Subsection 2.9) and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

       2.7. Interest options.
            ----------------

       (a) Subject to the Company's right to convert pursuant to Subsection 2.8, each Loan shall be made and bear interest from the date of the Loan to, but not including (provided repayment is made before 12:00 noon, St. Louis Missouri time) the date of repayment or maturity, whether by acceleration or otherwise, under one of the following interest options (an "Option") as a Prime Rate Loan, a CD Rate Loan or a LIBOR Loan, as
            ------
       elected by the Company in its request pursuant to Subsection 2.8.

       (b) Notwithstanding and in addition to the provisions of paragraph (a) of this Subsection 2.6, at the election of the Company, any Term Loan shall be made and bear interest from the date thereof to, but not including (provided repayment is made before 12:00 noon, St. Louis, Missouri time) the date of repayment or maturity, whether by acceleration or otherwise, as a Treasury Rate Loan.

       2.8. Interest Rates.
            --------------

       (a) Prime Rate Loans. The Company agrees to pay interest in respect of
           ----------------
       the unpaid principal amount of each Prime Rate Loan from the date the proceeds thereof are made available to the Company until repayment or maturity (whether by acceleration or otherwise) at a rate per annum equal to the Prime Rate plus the Margin. Such interest rate shall change with each change in the Prime Rate. Any change in such interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective.

       (b) CD Rate Loans. The Company agrees to pay interest in respect of the
           -------------
       unpaid principal amount of each CD Rate Loan from the date the proceeds thereof are made available to the Company until repayment or maturity (whether by acceleration or otherwise) at a rate per annum equal to the Adjusted CD Rate Plus the Margin.

       (c) LIBOR Loans. The Company agrees to pay interest in respect of the
           -----------
       unpaid principal amount of each LIBOR Loan from the date the proceeds thereof are made available to the Company until repayment or maturity (whether by acceleration or otherwise) at a rate per annum equal to the Adjusted LIBOR Rate plus the Margin.

       (d) Treasury Rate Loan. The Company agrees to pay interest in respect of
           ------------------
       any Treasury Rate Loan, if made, from the date the proceeds thereof are made available to the Company until repayment or maturity (whether by acceleration or otherwise) at a rate per annum equal to the Treasury Rate plus the Margin.

       (e) Overdue Payments. Overdue principal, fees and, to the extent
           ----------------
       permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to three percent (3%) above the Prime Rate in effect from time to time; provided, however, that no Loan shall
                                         --------  -------
       bear interest after maturity at a rate per annum less than the rate of interest applicable thereto at maturity and, provided, further, that for
                                                    --------  -------
       purposes of this Agreement, the Company's authorization of the Bank to debit its account or accounts with the Bank having sufficient funds on deposit shall constitute payment of the amount so authorized, notwithstanding any failure by the Bank to debit such account(s).

       (f) Accrual and Payment of Interest. Interest shall accrue from and
           -------------------------------
       including the date of any borrowing to but excluding the date of any repayment thereof (provided repayment is made before 12:00 noon, St. Louis, Missouri time) and shall be payable in arrears on each Interest Payment Date, and on any prepayment or conversion (on the amount prepaid or converted) and at maturity (whether by acceleration or otherwise).

       (g) Notice of Rates. The Bank, upon determining the Adjusted CD Rate or
           ---------------
       Adjusted LIBOR for any Interest Period shall promptly notify the Company thereof by telephone or in writing.

       (h) Basis of Calculations. All calculations hereunder shall be computed
           ---------------------
       on the basis of the actual number of days elapsed divided by three hundred sixty (360).

       2.9. Requests for Loans and Conversions.
            ----------------------------------
       (a) Whenever the Company desires to obtain a Prime Rate, CD Rate or LIBOR borrowing hereunder, the Company shall give the Bank at least two (2) Business Days' notice in the case of a LIBOR Loan and one (1) Business Day's notice in the case of a Prime Rate Loan or CD Rate Loan. Such notice shall specify the aggregate principal amount of the Loan to be made pursuant to such borrowing, the date of borrowing (which shall be a Business Day), whether the Loan being made pursuant to such borrowing is to be initially maintained as a Prime Rate Loan, a CD Rate Loan or a LIBOR Loan and, if to be maintained as a CD Rate Loan or LIBOR Loan, the initial Interest Period to be applicable thereto.

       (b) Provided that no Event of Default is then in existence, the Company shall have the option, subject to the provisions of Subsection 2.11 and this Subsection 2.8 to convert on any

       Business Day all, or any part, of the outstanding principal amount of the Loans made pursuant to any Option into a Loan pursuant to any other Option; provided that the outstanding principal amount of Loans being
               --------
       converted into any one (1) Option pursuant to this Subsection 2.8 shall be at least Five Hundred Thousand Dollars ($500,000). Each such conversion shall be effected by the Company by giving the Bank at least two (2) Business Days' notice, specifying the Loans to be so converted, the Option to be converted into and if to be converted into a CD Rate Loan or LIBOR Loan, the Interest Period initially to be applicable thereto. Upon any such conversion the proceeds thereof will be applied directly on the day of such conversion to repay the outstanding principal amount of the Loans being converted; provided, however, that such
                                            --------  -------
       repayment shall not be considered a prepayment under this Agreement.

       (c) Whenever the Company desires to obtain any Term Loan hereunder, the Company shall give the Bank at least two (2) Business Days' notice. Such notice shall specify the aggregate amount of such Term Loan to be made (which shall not exceed the applicable amount determined in accordance with Subsection 2.4), the date of the Term Loan (which shall be a Business Day), whether such Term Loan is to be maintained as a Treasury Rate Loan, a Prime Rate Loan, a CD Rate Loan or a LIBOR Loan and, if to be maintained as a CD Rate Loan or a LIBOR Loan, the initial Interest Period to be applicable thereto.

       2.10. Interest Periods. At the time it gives any notice of borrowing or
             ----------------
of conversion in respect of a CD Rate Loan or LIBOR Loan (in the case of the initial Interest Period applicable thereto) or two (2) Business Days prior to the expiration of an Interest Period applicable to such CD Rate Loan or LIBOR Loan (in the case of subsequent Interest Periods), the Company shall have the right to elect, upon notice to the Bank, the Interest Period applicable to each borrowing of CD Rate Loans and LIBOR Loans. If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day with respect to a CD Rate Loan, and the next preceding Business Day with respect to a LIBOR Loan; provided,
                                                                  --------
however, that no Interest Period shall extend beyond the Termination Date. If
- - -------
upon the expiration of any Interest Period for any CD Rate Loan or LIBOR Loan, the Company has failed to elect a new Interest Period to be applicable to such CD Rate Loan or LIBOR Loan as provided above, the Company shall be deemed to have elected to convert such CD Rate Loan or LIBOR Loan into a Prime Rate Loan effective as of the expiration date of such Interest Period.

       2.11. Prepayment.
             ----------

       (a) The Company shall have the right at any time and from time to time to prepay without premium any Prime Rate Loan or Treasury Rate Loan and to prepay any CD Rate Loan or LIBOR Loan with the consent of the Bank in full or in part in the minimum amount of Five Hundred Thousand Dollars ($500,000) or multiples thereof; provided, that
                                        --------

            (i) the Company shall give the Bank irrevocable telephonic notice of any prepayment on account of a Prime Rate Loan or Treasury Rate Loan not later than one (1) Business Day prior to such prepayment,

            (ii) the Company shall not make any prepayment on account of a CD Rate Loan or LIBOR Loan except at the end of an Interest Period therefor and shall give the Bank irrevocable telephonic notice of any permitted prepayment on account of a CD Rate Loan or LIBOR Loan not later than two (2) Business Days prior to such prepayment, and

            (iii) if any partial prepayment of a CD Rate Loan or LIBOR Loan would reduce the aggregate principal amount of all CD Rate Loans or LIBOR Loans remaining outstanding to less than Five Hundred Thousand Dollars ($500,000), then upon such prepayment all CD Rate Loans or LIBOR Loans, as the case may be, remaining outstanding shall be automatically converted into Prime Rate Loans.

       (b) If the Bank should accept any prepayment on account of a CD Rate Loan or LIBOR Loan not otherwise permitted under this Subsection 2.11 or if the Company should fail to make any prepayment after having given notice thereof, the Company shall reimburse the Bank upon demand for any costs, losses (including loss of profit) or expenses incurred by the Bank (all as reasonably determined by the Bank) as a result of such prepayment or failure to make prepayment.

       2.12. Illegality; Indemnity; Additional Costs.
             ----------------------------------------

       (a) If at any time due to any new Requirement of Law, or for any other reason arising subsequent to the date hereof, it shall become unlawful for the Bank to fund any CD Rate Loan or LIBOR Loan which it is committed to make hereunder, the obligation of the Bank to provide CD Rate Loans or LIBOR Loans, as the case may be, shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such Requirement of Law or other reason shall make it unlawful for the Bank to continue any CD Rate Loan, LIBOR Loan previously made by the Bank hereunder, the Bank shall give the Company notice thereof, stating the reasons therefor, and the Company shall, on the earlier of

            (i) the last day of the then current Interest Period, if applicable, or

            (ii) if required by such Requirement of Law or other reason on such date as shall be specified in such notice, either convert each such unlawful CD Rate Loan or LIBOR Loan to Prime Rate Loans or prepay all such unlawful Loans, without penalty, except as provided in paragraph (b) of this Subsection 2.12, to the Bank in full.

       (b) The Company will indemnify the Bank against any loss or expense which the Bank may sustain

            (i) in employing deposits to effect, fund or maintain a CD Rate Loan or LIBOR Loan, as a consequence of any failure by the Company to make any payment when due of any amount due hereunder in connection with such CD Rate Loan or LIBOR Loan,

            (ii) due to any failure of the Company to borrow, continue or convert a CD Rate Loan or LIBOR Loan on a date specified therefor in a notice thereof, or

            (iii) due to any payment, prepayment or conversion of any CD Rate Loan or LIBOR Loan on a date other than the last day of the Interest Period for such CD Rate Loan or LIBOR Loan

       (c)  If due to either

            (i) any Requirement of Law or

            (ii) compliance by the Bank with any request from any Governmental Authority, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Loan, the Company shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased costs. The determination of such increased costs by the Bank shall be conclusive if made reasonably and in good faith.

                  SECTION 3 - REPRESENTATIONS AND WARRANTIES

       To induce the Bank to make the Loans, the Company hereby represents and warrants to the Bank that:

       3.1. Financial Condition. The Company has furnished the Bank with
            -------------------

       (a) the audited balance sheet as at the end of the most recent fiscal year of the Company, the related statement of earnings, and statement of cash flows for the fiscal year then ended, and

       (b) the unaudited balance sheet and statement of earnings as of June 30, 1993, which fairly present the financial position and results of operations of the Company at the times and for the periods covered thereby, all in accordance with GAAP.

       3.2. No Change. Since the date of the unaudited balance sheet referred to
            ---------
in Subsection 3.1, there has been no material adverse change in the business, operations, assets or financial or other condition of the Company and, if applicable, its Subsidiaries.

       3.3. Corpoate Existence: Compliance with Law. The Company and, if
            ---------------------------------------
applicable, each of its Subsidiaries is duly organized and validly existing under applicable law, is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary and the failure to be so qualified would materially adversely affect the business of the Company, and has complied with all laws the failure to comply with which would materially adversely affect the business of the Company.

       3.4. Corporate Power and Authority. The Company has authority, and has
            -----------------------------
completed all proceedings and obtained all approvals and consents necessary to execute, deliver and perform this Agreement and the Notes and the transactions contemplated hereby and thereby.

       3.5. Enforceable Obligations. This Agreement and the Notes, when executed
            -----------------------
by the Company and delivered to the Bank, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable principles and remedies.

       3.6. No Legal Bar. The execution, delivery and performance by the Company
            ------------
of this Agreement and the Notes, the borrowings by the Company hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to the Company or any Contractual Obligation of the Company or, if applicable, any of its Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

       3.7. No Defaults. Proceedings or Litiqation. Except as disclosed to the
            --------------------------------------
Bank in writinq,

       (a) neither the Company nor any Subsidiary is in default under any agreement for borrowed money (subject to any cure right provided therein) to which it is a party or by which it may be bound;

       (b) no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or, if applicable, any of its Subsidiaries or against any of its or their properties or revenues

            (i) with respect to this Agreement, the Notes or any of the transactions contemplated hereby or thereby, or

            (ii) which, if adversely determined would have a material adverse effect on the business, operations, assets or financial condition of the Company and, if applicable, its Subsidiaries: and

       (c) there is no other action, suit or proceeding pending or threatened against the Company or, if applicable, any of its Subsidiaries, to the knowledge of the Company, which, if adversely determined, would materially adversely affect the Company and, if applicable, its Subsidiaries or the Company's ability to perform and observe the obligations binding upon it under this Agreement and the Notes.

       3.8. Taxes. All material tax returns required of the Company and, if
            -----
applicable, each of its Subsidiaries have been filed, there is no proposed tax assessment or liability against the Company or, if applicable, any Subsidiary or its or their properties which would be material to the Company and, if applicable, its Subsidiaries, and no extension of time for the assessment of any tax of the Company or if applicable, any Subsidiary is in effect or has been requested, except as disclosed or disclaimed in writing to the Bank.

       3.9. Use of Proceeds. All proceeds of the Loans shall be used by the
            ---------------
Company for, or advanced by the Company to one or more Subsidiaries for, additional costs incurred on the Company's plant in Mexico, Missouri, working capital, and general corporate purposes, and shall not be used for any purpose which violates Federal Reserve Board Regulations U or X.

       3.10. ERISA. Each Plan is in compliance in all material respects with
             -----
ERISA, no Plan is insolvent or in reorganization, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, neither the Company nor any Subsidiary nor any ERISA Affiliate has incurred any material liability (including any material contingent liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4201 or 4204 of ERISA, no proceedinqs have been instituted to terminate any

Plan, and no condition exists which presents a risk to the Company or a Subsidiary of incurring a liability to or on account of a Plan pursuant to any of the foregoing sections of ERISA, which condition would have a material adverse effect on the Company and its Subsidiaries.

       3.11. Investment Company Act. The Company is not an "investment company"
             ----------------------
within the meaning of the Investment Company Act of 1940, as amended.

       3.12. Subsidiaries. The Company, as of the date of this Agreement, has
             ------------
one Subsidiary, i.e. Pacific American Insurance Company. The Company will notify the Bank upon the creation of any Subsidiary.

       3.13. Access. The Company will permit the Bank or any representative
             ------
thereof, at reasonable times and intervals, to visit the offices and other premises of the Company and its Subsidiaries and discuss financial matters with the Company's management.

                       SECTION 4 - CONDITIONS PRECEDENT

       4.1. Conditions to Initial Loan. The Bank shall have no obligation to
            --------------------------
make the initial Loan hereunder unless, on or prior to the date of the initial Loan, the Bank shall have received (all in form satisfactory to the Bank and its counsel):

       (a) the Revolving Credit Note, duly executed by the Company;

       (b) a resolution of the Company's Board of Directors duly authorizing the execution and delivery of this Agreement and the Notes and the Company's performance hereunder and thereunder, certified by an appropriate officer of the Company;

       (c) on or before the date of such Loan, a written description of all defaults, proceedings and litigation, as contemplated by Subsection 3.7, in form and substance satisfactory to the Bank; and

       4.2. Conditions to All Loans.
            -----------------------

       (a) In addition, no Loan shall be made by the Bank hereunder unless the Bank shall have received from the Company prior thereto a written request for such Loan, in accordance with Subsection 2.8, duly executed by the Company and dated the date of such Loan and unless the following conditions have been satisfied with the request constituting a representation and warranty by the Company that the following conditions are then satisfied:

            (i) no Event of Default has occurred and is then continuing;

            (ii) there has been no material adverse change in the financial condition of the Company and its Subsidiaries, if any, since the date of this Agreement; and

            (iii) the representations and warranties contained in Section 3 are true and correct as of the date of such request, except as previously disclosed to the Bank in writing (and which have been accepted by the Bank in its reasonable judgment acting in good faith), and except that the representations and warranties contained in Subsection 3.1 shall be deemed to refer to the latest balance sheet, statement of earnings, and statement of cash flows, all on a consolidated basis, if applicable, furnished by the Company to the Bank.

       (b) In addition to all other requirements of this Section 4, the Bank shall have no obligation to make any Term Loan unless, on or prior to the date of such Term Loan, the Bank shall have received (in form satisfactory to the Bank) a respective Term Note, duly executed by the Company.

                       SECTION 5 - AFFIRMATIVE COVENANTS

       So long as any part of the indebtedness contemplated hereby shall remain unpaid, the Company hereby covenants and agrees that:

       5.1. Financial Statements.
            --------------------

       (a) The Company will furnish to the Bank, as soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Company, a copy of each annual (consolidated) balance sheet of the Company and its Subsidiaries, if any, and related statements of earnings, and statement of cash flows for such fiscal year, all as certified by independent certified public accountants of recognized standing reasonably acceptable to the Bank;

       (b) The Company will furnish to the Bank, as soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarterly periods of each fiscal year of the Company, a copy of the unaudited (consolidated) balance sheet of the Company and its Subsidiaries, if any, as at the end of each such quarter and the related unaudited (consolidated) statements of earnings and of cash flows for such quarterly period and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year, certified by a senior financial officer of the Company

       (subject to normal year-end audit adjustments).

       (c) All such financial statements shall fairly present the financial position and results of operations of the Company and its Subsidiaries, if any, in accordance with GAAP.

       5.2. Certificates. The Company will furnish to the Bank, within sixty
            ------------
(60) days after the end of each of the first three (3) quarters of each fiscal year of the Company and within one hundred (100) days after the end of each fiscal year of the Company, a certificate of the Company executed by a senior financial officer of the Company, stating that

       (a) there does not exist any Event of Default under this Agreement,

       (b) the Company is not in default of any Note,

       (c) in respect of the applicable reporting period, the Company is in compliance with each of the covenants set forth in Subsections 6.3 through 6.8 (setting forth in reasonable detail the calculations demonstrating such compliance), and

       (d) the Company is not aware of any event or condition which with notice or passage of time or both would constitute an Event of Default under this Agreement, and, where appropriate, containing the necessary statistical data and calculations to support such statements.

       5.3. Other Reports.
            -------------

       (a) The Company will furnish to the Bank a copy of each registration statement and periodic and current report of the Company filed with or furnished to the Securities and Exchange Commission within five (5) Business Days after such statement or report has been so filed or furnished.

       (b) The Company will furnish to the Bank, promptly after becoming available, a copy of all financial statements, reports, proxy statements, notices and other communications which the Company shall have sent to the holders of its shares or other securities generally.

       (c) The Company will promptly, from time to time, furnish to the Bank such information regarding the business, operations and financial condition of the Company and its Subsidiaries, if any, as the Bank may reasonably request.

       5.4. Payment of Obligations. The Company will pay, discharge or otherwise
            ----------------------
satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other obligations of whatever nature, except any such indebtedness or obligation that is then being diligently contested by the Company in good faith.

       5.5. Maintenance of Existence.
            ------------------------

       (a) The Company will preserve and maintain its corporate existence, franchises and privileges in its jurisdiction of incorporation, and qualify and remain qualified as a foreign corporation in New Jersey, Missouri, and each other jurisdiction where such qualification is necessary and the failure to be so qualified would materially adversely affect the business of the Company and its Subsidiaries, if any.

       (b) The Company will preserve and maintain its corporate status as the parent and owner of at least fifty percent (50%) of the capital stock and beneficial interest of each of its Subsidiaries, if any, except as otherwise permitted in Subsection 6.2.

       5.6. Insurance. Except for such coverage plans as are disclosed to the
            ---------
Bank in writing, and provided that there is no material negative change in coverages following implementation of such plans, the Company will maintain insurance with insurance companies or associations the Company believes in good faith to be responsible and reputable in such amounts and covering such risks as is reasonably comparable to that carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and its Subsidiaries, if any, operate.

       5.7. Books and Records. The Company will maintain books of record and
            -----------------
account as shall enable it to prepare financial statements in accordance with GAAP.

       5.8. Notices.
            -------

       (a) The Company will promptly notify the Bank in writing of the occurrence of any event which is likely to materially adversely affect the Company or any of its Subsidiaries, if any, or which constitutes an Event of Default hereunder.

       (b) The Company will, promptly after obtaining knowledge thereof, notify the Bank in writing of

            (i) any action, suit or proceeding at law or in equity or by or before any Governmental Authority involving a claim not covered by insurance involving the Company or any of its Subsidiaries which

                 (A) has remained unsettled for a period of one hundred eighty
                 (180) days from the commencement thereof and involves claims for damages or relief in an amount greater than One Million Dollars ($1,000,000), or

                 (B) has resulted in a final judgment or judgments for the payment of money in an amount greater than One Million Dollars ($l,000,000), or

                 (C) has resulted in a Lien on assets or holdings of the Company or any of its Subsidiaries for an amount exceeding One Million Dollars ($1,000,000), or

            (ii) any material labor dispute resulting in or threatening to result in a strike against the Company or any Subsidiary and which might have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries.

       5.9. ERISA. As soon as possible and, in any event, within ten (10) days
            -----
after the Company or any Subsidiary knows or has reason to know that

       (a) a Reportable Event has occurred,

       (b) an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Plan,

       (c) a Plan has been or may be terminated, that proceedings may be or have been instituted to terminate a Plan, or

       (d) the Company, a Subsidiary or an ERISA Affiliate will or may incur any liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4202 of ERISA if such Reportable Event, deficiency, termination or liability would have a material adverse effect on the Company and its Subsidiaries, the Company will deliver to the Bank a certificate of a senior financial officer of the Company setting forth details as to such occurrence and action, if any, which the Company or the Subsidiary is required or proposes to take, together with any notices required or proposed to be filed with or by the Company, the Subsidiary, the ERISA Affiliate, the PBGC or the Plan administrator with respect thereto. Copies of any notices required to be delivered to the Bank hereunder shall be delivered no later than ten (10) days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC or received by the Company or the Subsidiary.

                        SECTION 6 - NEGATIVE COVENANTS

       So long as any part of the indebtedness contemplated hereby shall remain unpaid, the Company hereby covenants and agrees that:

       6.1. Liens. Except for Liens referred to in the audited financial
            -----
statements, including the financial statement notes thereto, as at, and for the fiscal year ended March 31, 1993, the Company will not hereafter create, incur or permit to exist against any of its or any Subsidiary's properties or assets, real or personal, now or hereafter acquired, any Lien, except

       (a) purchase money Liens arising in the ordinary course of business,

       (b) other similar Liens arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate legal proceedings diligently conducted, provided the amount of such obligations shall not exceed in the aggregate, during any fiscal year of the Company, the sum of Two Hundred Thousand Dollars ($200,000) and

       (c) the refinancing, extension or other modification of any Indebtedness secured by any Lien referred to in such financial statements

       6.2. Fundamental Changes. The Company will not, without the consent of
            -------------------
the Bank, such consent not to be arbitrarily withheld,

       (a) merge or consolidate into or with any other person,

       (b) sell, lease or otherwise transfer all or substantially all of its assets to any other person or

       (c) permit any of its Subsidiaries, if any, to merge or consolidate into or with, or to transfer all or substantially all of its assets to, any person other than a wholly-owned Subsidiary of the Company; provided,
                                                                   --------
       that this Subsection 6.2 shall not prohibit any merger or consolidation

            (A) with a party whose principal business is developing, manufacturing, marketing or distributing pharmaceutical products or devices or otherwise reasonably related to or in support of any thereof; and

            (B) after which, if the Company is a party to such merger or consolidation, the Company is the surviving entity; and

            (C) if the completion of such merger or consolidation would not violate at the time the requirements of

            Subsections 6.3 through 6.8 and no Events of Default would occur as a result of giving effect thereto; provided, further, Company shall give Bank prior written notice of its intent to merge or consolidate with another party under the provisions hereof.

       6.3. Leverage Ratio. The Company will not permit the ratio of
            --------------
Consolidated Total Liabilities to Tangible Net Worth to be more than 1.15:1 determined as at the end of each fiscal quarter.

       6.4. Cash Flow Ratio. The Company will not permit its Cash Flow Ratio for
            ---------------
any fiscal year to be less than 1.4:1.

       6.5. Current Ratio. The Company will not permit the ratio of Consolidated
            -------------
Current Assets to Consolidated Current Liabilities to be less than 2.0:1 determined as at the end of each fiscal year.

       6.6. Tangible Net Worth. The Company will not permit its Tangible Net
            ------------------
Worth to be less than Eighty-eight Million Dollars ($88,000,000) determined as at the end of each fiscal quarter.

       6.7. Net Quick Assets. The Company will not permit the level of
            ----------------
Consolidated Quick Assets less Current Maturities of all indebtedness for borrowed money to be less than Seventeen Million Dollars ($17,000,000) as at the end of each fiscal year.

       6.8. Working Capital. The Company will not permit its Working Capital to
            ---------------
be less than Forty Million Dollars ($40,000,000) determined as at the end of each fiscal quarter.

                              SECTION 7 - DEFAULT

       7.1. Events of Default. Each of the following events shall constitute an
            -----------------
"Event of Default" under this Agreement:

       (a) failure by the Company to pay in full when due any amount of principal on the Notes; or

       (b) failure by the Company to pay in full any amount of interest on any Note or any fee contemplated hereunder or thereunder within five (5) Business Days after written notice of nonreceipt of such amount to the Company by the Bank: or

       (c) failure by the Company to perform or observe any of its other obligations hereunder or under the Notes and such failure continues for fifteen (15) Business Days after written notice thereof to the Company by the Bank; or

       (d) any representation or warranty made herein shall be false or misleading in any material respect; or

       (e) the Company or any Subsidiary shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other material Indebtedness for borrowed money of, or guaranteed by, the Company or such Subsidiary, as the case may be, or the Company or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such other material Indebtedness if the effect of such default (after giving effect to any applicable grace period) is to accelerate the maturity of any such material Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such material Indebtedness to become due and payable prior to its expressed maturity or any such material Indebtedness shall become due prior to its maturity. For purposes of this Subsection 7.1(e) only, the term "material Indebtedness" shall mean any Indebtedness which, taken alone or in the aggregate, shall exceed Two Hundred Thousand Dollars ($200,000); or

       (f) any admission by the Company or any Subsidiary of its inability to pay its debts as they mature, the commencement of any bankruptcy, insolvency, arrangement, reorganization or other debt-relief proceedings by, or the dissolution, termination of existence or insolvency (however evidenced) of, the Company or any Subsidiary or any action authorized, taken or suffered by the Company or any Subsidiary with a view toward any of the same; or

       (g) failure by the Company or any Subsidiary within thirty (30) days after the institution of any proceedings against the Company or such Subsidiary under any law relating to bankruptcy, insolvency, arrangement, reorganizatiOn or relief of debtors or similar law to have such proceeding dismissed; or

       (h) a Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or a Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, or the Company or a Subsidiary or an ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC or a Plan, which will have a material adverse effect upon the business, operations or the financial condition of the Company and its Subsidiaries, if any.

       7.2. Remedies. Upon the occurrence of an Event of Default, the Bank may,
            --------
but shall not be obligated to, exercise the following remedies, in its sole discretion and without demand or notice of any kind, which are hereby expressly waived:

       (a) terminate the Commitment and refuse to make further Loans hereunder;

       (b) declare the unpaid balance of any outstanding Note and accrued interest thereon, immediately due and payable and proceed to collect same;

       (c) exercise all or any of its rights, powers and remedies given it by this Agreement or the Notes; and

       (d) exercise all or any of its rights and remedies as it may otherwise have under law.

The Bank may apply all moneys recovered through the exercise of its respective remedies to the payment of the repayment and other payment obligations of the Company under this Agreement in such order of priority as determined by the Bank in its sole judgment.

                           SECTION 8 - MISCELLANEOUS

       8.1. Amendment and Waiver. Neither this Agreement nor any provisions
            --------------------
hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by an authorized officer of the Company and the Bank, respectively.

       8.2. Notices. All notices, demands or other communications hereunder
            -------
shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties; provided, however, any request by Company or response by Bank referred to in Section 2.3(b) shall be sent both by certified mail return receipt requested and telecopier.

             To the Company

                  Biocraft Laboratories, Inc.
                  18-01 River Road
                  Fair Lawn, New Jersey 07410
                       Attention: Mr. Brian S. Snyder
                       Telecopy: (201) 797-0015

                  with copy to Beryl Snyder at the same address

          To the Bank:
          ------------
               Commerce Bank of St. Louis, N.A.
               8000 Forsyth
               St. Louis, Missouri 63105
                    Attention: Mr. Joseph T. Henderson
                    Telecopy: (314) 746-3650

               with copy to: Legal Department
                          Telecopy: (314) 746-8710

Any notice, demand or other communication given in a manner prescribed in this paragraph shall be deemed to have been delivered on receipt.

       8.3. No Waiver; Cumulative Remedies. Any forbearance, failure, or delay
            ------------------------------
by Bank in exercising any right, power or remedy shall not preclude the further exercise thereof, and all of Bank's rights, powers and remedies shall continue in full force and effect until specifically waived in writing by the Bank. The rights, remedies, powers and privileges herein or therein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The Company shall pay all reasonable and necessary expenses (including attorney's fees and disbursements) incurred in connection with the collection or enforcement of this Agreement and the Notes.

       8.4. Survival. The representations and warranties of the Company
            --------
contained herein shall survive the making of Loans and shall remain effective until all indebtedness contemplated hereby shall have been paid by the Company in full.

       8.5. Payment of Expenses and Taxes. The Company shall:
            -----------------------------

       (i) pay all reasonable out-of-pocket costs and expenses in connection with the enforcement of this Agreement, the Notes, the documents and instruments referred to herein and any amendment, waiver or consent relating hereto or thereto (including, without limitation, the fees and disbursements of outside legal counsel for the Bank, if any) and

       (ii) pay and hold the Bank harmless from and against any and all current and future stamp and other similar taxes with respect to the foregoing matters and to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes.

       8.6. Indemnity. The Company shall indemnify the Bank, upon demand, from
            ---------
and against all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements whatsoever which may be imposed on, incurred by or asserted against the Bank (whether or not caused by the Bank's negligence) growing out of or resulting from this Agreement and the Notes and any other document or instrument delivered hereunder or thereunder and all transactions and events at any time associated therewith (including the enforcement of any right of the Bank or the defense of any action or inaction by the Bank in connection therewith), except to the limited extent such liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are proximately caused by the Bank's gross negligence or willful misconduct. If any person (including, without limitation, the Company or any of its Subsidiaries) ever alleges such gross negligence of willful misconduct, the indemnification provided for in this Subsection 8.6 shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.

       8.7. Right of Setoff. In addition to any rights now or hereafter granted
            ---------------
under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or to any other person, any such notice being hereby expressly waived, to setoff and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to the Bank under this Agreement and the Notes, including (without limitation) all claims of any nature or description arising out of or connected with this Agreement and the Notes, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

       8.8. Successors and Assigns. This Agreement shall be binding upon and
            ----------------------
inure to the benefit of the Company, the Bank and their respective successors and assigns; provided, however, that the Company may not transfer any of its
             --------  -------
interest under this Agreement without prior written consent of the Bank.

       8.9. Counterparts. This Agreement may be executed in any number of
            ------------
counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

       8.10. Severability. In case any one or more of the provisions contained
             ------------
in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability if the remaining provisions contained herein shall not in any way be affected or impaired thereby.

       8.11. Governing Law. This Agreement and all rights hereunder shall be
             -------------
governed by and construed in accordance with the laws of the State of Missouri.

       8.12. Acknowledgements and Admissions. The Company hereby represents,
             -------------------------------
warrants, acknowledges and admits that

       (a) it has been advised by counsel on the negotiation, execution and delivery of this Agreement, the Note and any other instrument or document entered into in connection herewith,

       (b) the Company has made an independent decision to enter into this Agreement and such other instruments and documents, without reliance on any representation, warranty, covenant or undertaking by the Bank, whether written, oral or implicit, other than as expressly set forth in this Agreement,

       (c) the Bank has not made any representation, covenant or undertaking to the Company in connection with the rights and obligations of the Company pursuant to this Agreement or any such instruments and documents,

       (d) there are no representations, warranties, covenants or undertakings or agreements by the Bank as to this Agreement or such instruments and documents except as expressly set forth herein or therein,

       (e) the Bank has no fiduciary obligations toward the Company with respect to this Agreement, any such instruments and documents or the transactions contemplated hereby or thereby,

       (f) the relationship between the Bank and the Company, pursuant to this Agreement and such instruments and documents, is and shall be solely that of creditor and debtor, respectively,

       (g) no joint venture exists between the Bank and the Company,

       (h) without limiting any of the foregoing, the Company is not relying upon any representation by the Bank, or any representative thereof, and no such representation has been made, that the Bank will at the time of an Event of Default or at any other time, waive, negotiate, discuss or refrain from taking any action with respect to any such Event of Default or any other term of this Agreement or such instruments or documents, and

       (i) the Bank has relied upon the truthfulness of the foregoing acknowledgements and of the statements contained in the

       Request for Loan referred to in Subsection 4.2 in deciding to execute and deliver this Agreement and to accept the Notes.

       8.13. Entire Agreement.
             ----------------

       (a) This Agreement, the Exhibits and the Schedules embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

       (b) Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

       8.14. Waiver of Jury Trial; Punitive Damages. All parties to this
             --------------------------------------
Agreement hereby irrevocably waive

       (a) all right to a trial by jury in any action or proceeding relating to transactions under this Agreement, and

       (b) all right to claim or recover in any such action or proceeding any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.

       IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                              COMMERCE BANK OF ST. LOUIS, N.A.

                              By:  /s/ Seth M. Leadbeater
                                  -----------------------------

                              Title: President
                                    ---------------------------

                              BIOCRAFT LABORATORIES, INC.

                              By:  /s/ Brian S. Snyder
                                 ------------------------------

                              Title: Vice President-Controller
                                    ---------------------------

                             REVOLVING CREDIT NOTE
                             ---------------------


$10,000,000                                                 St. Louis, Missouri
                                                             September 30, 1993


       FOR VALUE RECEIVED, the undersigned BIOCRAFT LABORATORIES, INC., a Delaware corporation (the "Company"), hereby unconditionally promises to pay to the order of COMMERCE BANK OF ST. LOUIS, NATIONAL ASSOCIATION (the "Bank"), at its principal office, in lawful money of the United States of America and in immediately available funds on the Termination Date, the principal sum of the lesser of (a) TEN MILLION DOLLARS ($10,000,000) and (b) the aggregate unpaid principal amount of all Advances made by the Bank to the Company pursuant to Subsection 2.1 of the Amended and Restated Revolving Credit and Term Loan Agreement, dated the 3Oth day of September, 1993, between the Bank and the Company, as the same may be amended from time to time (the "Credit Agreement"). The Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof until such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise) at the interest rates determined in accordance with the terms of the Credit Agreement. Interest shall be paid on the days provided therefor in the Credit Agreement and upon the due date and payment (including prepayment) in full of the unpaid principal amount hereof. The holder of this
Note is authorized to endorse the date and amount of each Advance pursuant to Subsection 2.1 of the Credit Agreement and each payment of principal with respect thereto on the schedule annexed hereto and made a part hereof, or on a continuation thereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.

       If any installment of this Note shall become due and payable on a day which is not a Business Day, payment shall be made on the next preceding or succeeding Business Day as provided in the Credit Agreement and, with respect to payments of principal, interest shall be payable thereon at the applicable rate during any extension.

       This Note is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

       Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

       This Note shall be governed by and construed and enforced in accordance with the laws of the State of Missouri.

       IN WITNESS WHEREOF, the undersigned has duly caused this Revolving Credit Note to be executed and delivered at the place specified above and as of the date first written above.


                                   BIOCRAFT LABORATORIES, INC.

                                   By: /s/ Brian S. Snyder
                                      ------------------------------

                                   Title:  Vice President-Controller
                                         ---------------------------

            Schedule to Revolving Credit Note ______________________

                        LOANS AND PAYMENTS OF PRINCIPAL
                        -------------------------------


             Amount             Amount               Unpaid
               of                 of                 Principal      Notation
Date         Loan             Principal Paid         Balance        Made by
- - ----         ------           --------------         ---------      --------
- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------

- - ---------    ------------     -----------------     ------------   -----------
